Exhibit 3.7

State of Delaware Secretary of State Division of Corporations Delivered 05:47 PM 11/19/2008 FILED 05:47 PM 11/19/2008 SRV 081130780 – 4471832 FILE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

KENNEDY WILSON PROPERTY SERVICES III. L.P.

This Certificate of Limited Partnership (the “Certificate of Limited Partnership”) of Kennedy Wilson Property Services III, L.P. (the “Partnership”) is made, executed and dated as of November 17th, 2008 by Kennedy Wilson Property Services III GP, LLC, a Delaware limited liability company, as the general partner of the Partnership (the “General Partner”), pursuant to Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code Chapter 17:

FIRST: The name of the limited partnership hereby formed is:

Kennedy Wilson Property Services III, L.P.

SECOND: The address of the Partnership’s registered office in the state of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company.

THIRD: The name and the business mailing address of the General Partner is:

Kennedy Wilson Property Services III GP, LLC

9601 Wilshire Blvd.

Beverly Hills, CA 90210

IN WITNESS WHEREOF, the undersigned, the General Partner of the Partnership, has executed this Certificate of Limited Partnership as of the 17th day of November, 2008.

KENNEDY-WILSON PROPERTY SERVICES III GP, LLC

By:	/s/ Barry Schlesinger
Name:	Barry Schlesinger
Title:	Manager